Exhibit 99.1

BioSpecifics Technologies Corp. Reports Second Quarter 2008 Financial Results

LYNBROOK, NY – August 11, 2008 - BioSpecifics Technologies Corp. (OTC Bulletin Board: BSTC.OB), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the second quarter ended June 30, 2008.

The Company reported a net loss of $801,337 for the quarter ended June 30, 2008, or 14 cents per diluted common share, compared to a net loss of $478,000, or 9 cents per diluted common share, for the same period in 2007.

Revenue for the second quarter of 2008 was $434,000 compared to $370,000 for the same period in 2007.  For the six months ended June 30, 2008, revenue was $836,000, compared to $730,000 for the same period in 2007.  The increase in revenue for both periods was due to an increase in consulting fees.

“In the second quarter, successful pivotal Phase 3 results for XIAFLEX™ to treat Dupuytren’s Contracture were announced by our partner Auxilium, Inc. We continue to expect a biologics license application (BLA) filing for this product with the U.S. Food and Drug Administration in early 2009. In addition, we expect Auxilium to initiate a Phase 2b trial for XIAFLEX in Peyronie’s Disease later this quarter,” commented Thomas Wegman, President of BioSpecifics Technologies Corp. “We were also pleased to announce that we strengthened our balance sheet through a private placement of equity at a premium.”

Research and development expenses for the second quarter of 2008 were $94,000, compared to $72,000 for the same period in 2007.  For the six months ended June 30, 2008, research and development expenses were $189,000, compared to $458,000 for the same period in 2007.  The decrease in research and development expenses was primarily due to lower third-party development costs primarily offset by certain external study development costs.

General and administrative expenses for the second quarter of 2008 totaled $1.2 million, compared to $813,000 for the same period in 2007.  For the six months ended June 30, 2008, general and administrative expenses were $2.0 million, compared to $1.9 million for the same period in 2007.  This increase in general and administrative expenses was primarily due to stock based compensation expense partially offset by lower administrative personnel costs and legal fees.

As of June 30, 2008, BioSpecifics held cash, cash equivalents and accounts receivable, prepaid expenses and other current assets of $5.0 million, compared to $2.8 million on June 30, 2007.

Recent Corporate Developments
In June, the Company announced the sale of 100,000 unregistered shares of common stock with aggregate proceeds to BioSpecifics of $1.5 million. The shares were purchased by an investment group on May 30, 2008 and were sold in a company managed private placement transaction at a premium over the then-market price.

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and licensed injectable collagenase for three clinical indications. It has a development and licensing agreement with Auxilium Pharmaceuticals, Inc. for clinical indications in Dupuytren's disease, Peyronie's disease and frozen shoulder (adhesive capsulitis). More information about the company may be found on its website at www.biospecifics.com.

Forward Looking Statements
This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of BioSpecifics Technologies Corp. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. Please refer to our 10-KSB for specific details on our risk factors.  Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

BIOSPECIFICS TECHNOLOGIES CORP.
Consolidated Balance Sheets

	As of June 30,	Fiscal Year Ended December 31,
	2008	2007
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$4,741,385	$68,564
Short-term investments-(1)	-	975,000
Accounts receivable, net	102,180	108,809
Prepaid expenses and other current assets	101,946	73,158
Total current assets	4,945,511	1,225,531

Long-term investments-(1)	1,020,427	-
Property, plant and equipment, net	17,133	35,680

Total assets	5,983,071	1,261,211

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	719,623	873,460
Accrued third-party development expenses	2,272,969	2,272,969
Accrued tax liability	453,553	453,553
Deferred revenue	1,345,125	1,437,116
Accrued tax and other accrued liabilities of discontinued operations	78,138	78,138
Total current liabilities	4,869,408	5,115,236

Long-term deferred revenue	2,501,062	2,881,633

Stockholders' deficit:
Series A Preferred stock, $.50 par value, 700,000 shares authorized; none outstanding	-	-
Common stock, $.001 par value; 10,000,000 shares authorized; 6,082,068 shares and 5,480,768 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	6,082	5,481
Additional paid-in capital	11,092,925	4,751,447
Accumulated deficit	(11,437,876)	(10,172,855)
Accumulated other comprehensive loss	(354,573)	-
Treasury stock, 131,267 shares at cost at June 30, 2008 and December 31, 2007	(693,957)	(693,957)
Notes receivable from former CEO and Chairman and other related party	-	(625,774)
Total stockholders' deficit	(1,387,399)	(6,735,658)

Total liabilities and stockholders’ deficit	$5,983,071	$1,261,211

(1) As discussed in note 2 to the consolidated financial statements, we have classified all of our auction rates securities held as of June 30,
2008 as long-term investments as our ability to liquidate such securities in the next 12 months is uncertain. We had classified all of our auction rate securities held as of December 31, 2007 as short-term investments.

BIOSPECIFICS TECHNOLOGIES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2008	2007	2008	2007
Revenues:
Net sales	$4,046	$10,832	$16,799	$11,932
Royalties	2,028	-	2,028	-
Licensing fees	266,282	289,279	532,563	578,558
Consulting fees	162,000	70,000	284,185	140,000
Total Revenues	434,356	370,111	835,575	730,490

Costs and expenses:
General and administrative	1,173,316	812,947	1,973,772	1,910,414
Research and development	94,432	72,060	188,703	458,419
Total Cost and Expenses	1,267,748	885,007	2,162,475	2,368,833

Operating loss from continuing operations	(833,392)	(514,896)	(1,326,900)	(1,638,343)

Other income (expense):
Interest income	27,528	36,894	57,803	78,143
Interest expense	-	-	(451)	-
Other income	4,527	-	4,527	-
	32,055	36,894	61,879	78,143
Loss from continuing operations before benefit (expense) for income tax	(801,337)	(478,002)	(1,265,021)	(1,560,200)
Income tax benefit (expense)	-	-	-	(3,600)

Net loss from continuing operations	$(801,337)	$(478,002)	$(1,265,021)	$(1,563,800)

Basic and diluted net loss per share	$(0.14)	$(0.09)	$(0.22)	$(0.30)

Shares used in computation of basic and diluted net loss per share	5,796,764	5,275,337	5,715,825	5,255,354

Contact: Thomas Wegman 516-593-7000